Exhibit 99.1

   ACTERNA'S DISCLOSURE STATEMENT APPROVED; BANKRUPTCY COURT SETS CONFIRMATION
                            HEARING FOR SEPTEMBER 25

      Acterna Enters into Agreement to Sell Itronix to Golden Gate Capital

Germantown, MD, August 28, 2003 - Representing another major step toward chapter 11 emergence, Acterna Corporation today announced that the U.S. Bankruptcy Court for the Southern District of New York has approved its Disclosure Statement and set a confirmation hearing for September 25. Acterna's Disclosure Statement and Plan of Reorganization, developed with the support of the company's senior secured debt holders and official committee of unsecured creditors, will be sent to all creditors for approval this week. Acterna remains on track to emerge from chapter 11 protection in early October.

Acterna also announced that it has entered into an agreement to sell Itronix Corporation, a subsidiary, to Golden Gate Capital for $40 million in cash, plus the assumption of certain liabilities. The sale of Itronix, a world-class developer of wireless, rugged computing solutions for mobile workers, is consistent with Acterna's plan to divest non-communications test assets as part of its debt restructuring strategy and represents another positive step toward chapter 11 emergence. The sale is being conducted pursuant to section 363 of the U.S. Bankruptcy Code and, as such, remains subject to higher and better offers and the approval of the bankruptcy court.

"Acterna is moving quickly toward the completion of a debt restructuring plan that will enable us to emerge from chapter 11 protection in early October as a stronger company ready to capitalize on the communications test industry's best growth opportunities," said John Peeler, president and chief executive officer of Acterna Corporation.

"Itronix is an excellent strategic fit with Golden Gate Capital's investment focus and expertise," said Tom Turner, president and chief executive officer of Itronix. "We are pleased with an agreement that enables Itronix to team with a well capitalized partner ideally suited to support our growth objectives."

ABOUT ACTERNA CORPORATION

Based in Germantown, Maryland, Acterna Corporation (OTCBB: ACTRQ.OB) is the holding company for Acterna, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and measurement company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

ABOUT ITRONIX CORPORATION

Itronix is a world-class developer of wireless, rugged computing solutions for mobile workers, which distinguishes itself in the market through its superior implementation capabilities and supporting services. Itronix has a full range of wireless field computing systems, from handhelds, to laptops to tablet PCs, in addition to providing award-winning iCare(TM) Implementation Services that range from project planning and management to first-line help desk support. Itronix


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serves mobile workers in markets such as commercial field service, telecommunications, utilities, insurance, government, public safety, and meter reading. Itronix's worldwide headquarters are located in Spokane, Washington. The corporation's European operations, Itronix Ltd., are located in Coventry, U.K., with sales operation offices in Frankfurt, Germany and Paris, France. Additional information is available on the Itronix web site at www.itronix.com.

ABOUT GOLDEN GATE CAPITAL

Golden Gate Capital (www.goldengatecap.com) is a San Francisco-based private equity investment firm with approximately $700 million of capital under management. Golden Gate is dedicated to partnering with world-class management teams to invest in change-intensive, growth businesses. They target investments of up to $100 million in situations where there is a demonstrable opportunity to significantly enhance a company's value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types.


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Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

Acterna Contacts:

Media - Jim Monroe, 240-404-1922
Investor Relations - Mike Rhine, 240-404-1823